BOVIE MEDICAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of Bovie Medical Corporation of our report dated March 28, 2006, relating to the consolidated financial statements, which appears in this Form 10-KSB.

/s/Bloom and Company LLP
Hempstead, New York
March 28, 2006